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                                                                     EXHIBIT 2.2


                         RESOLUTION OF THE SHAREHOLDERS
                                       OF
                     TEXTRON FINANCIAL CANADA FUNDING CORP.


     Pursuant to the Companies Act, the undersigned, being the sole shareholder of the Company, by signing its name to the foot hereof, adopts the following resolution and by so doing renders the same as valid and effectual as if they had been passed at a meeting of the shareholders duly called and constituted.

BE IT RESOLVED as a Special Resolution of the Company that Section 14 of the Articles of Association of the Company be and the same is hereby amended and restated as follows:

          The Company is a private company, and:

          (1) no transfer of any share or prescribed security of the Company shall be effective unless or until approved by the directors;

          (2) the number of holders of issued and outstanding prescribed securities or shares of the Company, exclusive of persons who are in the employment of the Company or in the employment of an affiliate of the Company and exclusive of persons who, having been formerly in the employment of the Company or the employment of an affiliate of the Company, were, while in that employment, and have continued after termination of that employment, to own at least one prescribed security or share of the Company, shall not exceed 50 in number, two or more persons or companies who are the joint registered owners of one or more prescribed securities or shares being counted as one holder; and

          (3) the Company shall not invite the public to subscribe for any prescribed securities or shares of the Company.

          In this Article, "private company" and "prescribed security" have the meanings ascribed to those terms in the Securities Act (Nova Scotia).


          DATED OCTOBER 31, 2001


                                        TEXTRON FINANCIAL CORPORATION



                                        PER: /s/ Authorized Signatory
                                             --------------------------------